exhibit 10.1

               Usage of Office Space Agreement


Terms. As of January 1, 2003, Anchor Mortgage Corporation hereby agrees to provide to Premier Document Services, Inc., access to activated phone lines, desks and the use of a conference room, solely on an as-available basis to be determined solely by Anchor Mortgage Corporation, on flat fee hourly rate of $200.00/hr., plus all phone call fees, on a month-to-month basis.

Anchor Mortgage shall bill Premier Document Services at the end of each month, in arrears.

Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of both parties.

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

Assignment. Neither party may assign this Agreement.

Termination Provisions. Either Anchor Mortgage Corporation or Premier Document Services, Inc. may terminate this Agreement for any reason upon at least thirty (30) days prior written notice. This Agreement will stay in full force and effect until such time as either party terminates it.

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.



/s/ Mike Zuliani                  /s/ Colin Fidler
-----------------------------     -------------------------------
Anchor Mortgage Corporation       Premier Document Services, Inc.
Michael L. Zuliani, President     Colin Fidler, President


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